UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

              CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRANT
                 UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE
                    ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-53230

                           PEPTIDE TECHNOLOGIES, INC.

        601 Union Street, Two Union Square, 42nd Floor, Seattle, WA 98101
                ------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (206) 452-3995
                            -------------------------
                     (Telephone number, including area code)

                                  Common Stock
                                 ---------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
                    appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)1 [X]                                      Rule 12h-3(b)(1)(I) [_]
Rule 12g-4(a)2 [_]                                      Rule 12h-3(b)(1)(ii) [_]
Rule 15d-6 [_]                                          Rule 15-15D [_]

Approximate  number of holders of record as of the certification or notice date:
100

Pursuant to the requirements of the Securities Exchange Act of 1934 Peptide Technologies has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


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Date: March 10, 2015                By: /s/ Baxter Koehn
                                        ----------------------------------------
                                        Baxter Koehn, CFO

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.